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       THIS DOCUMENT IS A COPY OF THE EXHIBIT FILED ON OCTOBER 24, 1996
             PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                               DELTA COMPUTEC INC.
                                900 Huyler Street
                           Teterboro, New Jersey 07608

                                October 10, 1996

Mr. Joseph M. Lobozzo
690 Portland Avenue
Rochester, New York 14621

Dear Mr. Lobozzo:

     This letter agreement constitutes an Amended and Restated Stock Option Agreement (the "Option Agreement") between Delta Computec Inc. ("Delta"), and Joseph M. Lobozzo II (the "Optionee"), and this Option Agreement supersedes in part a certain Stock Option Agreement dated May 1, 1996, between Delta and Joseph M. Lobozzo II (the "Original Option") which entitled Joseph M. Lobozzo II ("Lobozzo") to acquire up to 11,440,475 common shares of Delta. The common shares covered by this Option Agreement constitute a portion of the common shares as to which the Original Option applied.

     This Option Agreement is issued as consideration for Lobozzo agreeing to assist Delta (and their affiliated companies) in their relationship with their commercial lender, National Canada Finance Corp. ("NCFC"), and as further consideration for Lobozzo's agreement to provide the Lobozzo Commitment to Delta as set forth in a letter agreement between Delta and Lobozzo of May 1, 1995 (the "Lobozzo Commitment Letter"), and as further consideration for Lobozzo purchasing a portion of Delta's obligation to NCFC as of October 10, 1996, Delta has issued to Optionee this Option Agreement. It is acknowledged that this Option Agreement is part of a negotiated transaction between Delta and Lobozzo and it is not issued to Optionee as an incentive to service or continued service to Delta by Optionee.

     This Option Agreement is hereby granted to Optionee on the following terms and conditions:

     1. From May 20, 1995 through October 9, 2001, Optionee shall have, and is hereby granted, an option (the "Option") to purchase up to 8,420,475 common shares, subject to adjustment as described below (the "Option Shares"), of Delta. The Optionee may exercise the Option in whole or in part from time to time but not in amounts less than 100,000 common shares per exercise.

     2. The cash exercise price (the "Cash Exercise Price") for the exercise of the Option and for the purchase of the Option Shares, shall be the payment of a price calculated by multiplying Ten Dollars ($10.00) by a fraction, the numerator of which shall be

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the number of Option  Shares as of the date of exercise and the  denominator  of which shall be 11,440,475, such amount calculated as of the date of issuance of this Option Agreement being $7.36, and, if the number of Option Shares ever changes, such amount to be recalculated and restated at that time. The Cash Exercise Price is to be paid by certified or bank check or money order payable to the order of Delta. The consideration provided to Delta by Lobozzo pursuant to the transactions set forth in the Lobozzo Commitment Letter (the "Lobozzo Consideration") is also a portion of the exercise price of this Option.

     3. The Board of Directors of Delta has determined that the fair market value of the Lobozzo Consideration plus the Cash Exercise Price exceeds the fair value and the par value of the Option Shares, although no representation is made that the Option Shares will not be assessable.

     4. Delta acknowledges that it has reserved for issuance a sufficient number of Delta's authorized and unissued common shares, representing the Option Shares and that it will keep the Option Shares reserved during the life of this Option Agreement.

     5. The Optionee may exercise this Option by sending to Delta a written notice of exercise which notice is received at any time prior to October 10, 2001.

     6. This Option Agreement, and the Option Shares, are each restricted securities and are subject to the provisions of paragraphs 9, 10 and 11 of the Lobozzo Commitment Letter, a copy of which is annexed hereto.

     7. Delta agrees to pay any and all fees or costs associated with the exercise of the Option, including, if necessary, any listing fee for the Option Shares with the National Association of Securities Dealers, Inc., and any and all state, federal or other fees or costs associated therewith.

     8. If, and whenever, before the expiration of the Option, Delta shall effect a subdivision or consolidation of its common shares, or the payment of a share dividend on its common shares without receipt of consideration by Delta, the number of common shares with respect to which this Option may thereafter be exercised: (i) in the event of an increase in the number of outstanding common shares, shall be proportionately increased; and (ii) in the event of a reduction in the number of outstanding common shares, shall be proportionately reduced.

     9. This Option Agreement is binding on, and shall inure to the benefit of, Delta and the Optionee, and each of their successors and assigns. This Option Agreement shall not terminate in the event of the death or disability of Lobozzo or as a result of his ceasing to be an officer or director of Delta. This Option if transferrable, if Optionee is an individual, by will or by the laws of descent and distribution, but is otherwise not

                                                           Page 131 of 207 Pages
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transferrable without the prior written consent of Delta, which consent will not be unnecessarily withheld.


     10. This Option Agreement supersedes: (i) the May 1, 1995 Original Option between Lobozzo and Delta; and (ii) any and all prior discussions and negotiations with regard to the subject matter hereof and may only by amended by a writing executed by Delta and Optionee.

     11. This Option Agreement will be governed by the laws of the State of New York without consideration of its conflicts of laws principles.


                                       Very truly yours,

                                       DELTA COMPUTEC INC.



                                       By: _____________________
                                           John DeVito
                                           President

Accepted and agreed to:



_______________________________ ("Optionee")

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